Contact:
Jennifer Flachman
Director of Investor Relations
AMERCO
(602) 263-6601
Flachman@amerco.com

AMERCO REPORTS FISCAL 2007 FINANCIAL RESULTS

Reno, Nev (June 6, 2007) AMERCO (Nasdaq: UHAL), parent of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, today reported that net earnings available to common shareholders for the year ended March 31, 2007 were $77.6 million, or $3.72 per share, compared with net earnings of $108.2 million, or $5.19 per share for the same period last year. Included in the fiscal 2007 results is a nonrecurring after-tax charge of $0.20 per share related to the Company’s second quarter fiscal 2007 refinancing and included in the fiscal 2006 results is a nonrecurring after-tax charge of $1.08 per share associated with the Company’s first quarter fiscal 2006 refinancing. Taking into account the refinancing costs, adjusted earnings per share were $3.92 for fiscal 2007 compared with $6.27 for fiscal 2006.

For the quarter ending March 31, 2007, the company reported a net loss to common shareholders of $18.9 million, or $0.89 per share, compared with a net loss of $1.4 million, or $0.07 per share for the same period last year.

“While earnings have been negatively impacted by general softness in our one-way truck pricing, we believe the Company is on the proper course to better serve our customers” stated Joe Shoen, chairman of AMERCO. “We expect to continue to purchase new equipment and add storage capacity in fiscal 2008. Our confidence in the future is clearly reflected in the common stock repurchase program,” Shoen concluded.

Highlights of Full-Year and Fourth-Quarter 2007 Results

•
The Company added over 22,500 new trucks and nearly 2,000 new trailers to our existing rental fleet in 2007. As these new trucks were added, older trucks were rotated out of the fleet. The Company currently has plans for acquiring approximately 21,000 new rental trucks into the fleet for fiscal 2008.

•
On June 1, 2007 a subsidiary of the Company completed a $303.6 million truck securitized financing. The Company believes that this is one of the first truck-fleet term ABS transactions to be completed in the United States where rental trucks have been the primary collateral.

•
As part of our program to minimize financing costs (including current taxes) approximately 70 percent measured on the cost of these new trucks were purchased as opposed to leased. Accelerated depreciation has the effect of increasing depreciation charges in the earlier years of ownership. Depreciation expense on rental equipment, before gains and losses on sales, increased $14.9 million for the fourth quarter of fiscal 2007 compared with the fourth quarter of fiscal 2006, and $51.2 million for fiscal 2007 compared with fiscal 2006.

•
The Company’s Board authorized a stock repurchase of up to $115 million of Common Stock. As of March 31, 2007 the Company repurchased 739,291 shares at a cost of $49.1 million. Per the terms of the stock repurchase plan, the Company may continue to repurchase shares through October 31, 2007 or until total purchases reach $115 million.

•
The Company finished fiscal 2007 with a 1.8% decrease in Self-moving equipment rental revenues compared with fiscal 2006 and a 2.2% decrease in the fourth quarter of fiscal 2007 compared with the fourth quarter of fiscal 2006. Average revenue per transaction for one-way moves, lower than expected utilization, and a shortage of mid-size trucks during the spring and summer months of fiscal 2007 account for the majority of the decrease. Offsetting these negative factors are increases in one-way transactions along with increases in the average inventory of the rental truck fleet.

•
The Company has added to its owned and managed self-storage portfolio through the acquisition of new facilities and the expansion of existing facilities, adding nearly 490,000 square feet and over 5,200 rooms in fiscal 2007.

•	Earnings from operations at the insurance companies improved $5.2 million for fiscal 2007 compared with fiscal 2006 and $0.5 million for the fourth quarter of fiscal 2007 compared with fiscal 2006.

Fiscal 2008 Outlook
We are continuing to implement programs today that we believe will benefit us in the coming years. Our continued investment in the rotation of fleet will position us well for years to come. Our goals are to increase transaction volume, improve pricing, fine tune product mix and maximize utilization for self-moving equipment rentals. The Company remains committed to expanding its self-storage presence through direct investment in new properties, locations, and build-outs along with partnering with other operators as part of the eMove program.

AMERCO will hold its investor call for the fiscal year 2007 on Thursday, June 7, 2007, at 8 a.m. Pacific Time. (11 a.m. Eastern). The call will be broadcast live over the Internet at www.amerco.com. To hear a simulcast of the call, or a replay, visit www.amerco.com.

Use of Non-GAAP Financial Information

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, the Company uses certain non-GAAP performance measures including adjusted earnings per share to provide a better understanding of the Company’s underlying operational results. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to occur only infrequently.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company.

Since 1945, U-Haul has been the undisputed choice for the do-it-yourself mover, with a network of more than 15,950 locations in all 50 United States and 10 Canadian provinces. U-Haul customers' patronage has enabled the U-Haul fleet to grow to more than 100,000 trucks, 78,500 trailers and 31,100 towing devices. As a result, U-Haul offers more than 383,000 rooms and more than 33.7 million square feet of storage space at more than 1,055 owned and managed facilities throughout North America. U-Haul is the consumer’s number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul supplies alternative-fuel for vehicles and backyard barbecues as one of the nation’s largest retailer of propane.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-K for the year ended March 31, 2007, which is on file with the SEC.

Report on Business Operations
Listed on a consolidated basis, are revenues for our major product lines for the fourth quarter and the full year of fiscal 2007 and fiscal 2006.

	Quarter Ended Mar. 31,		Twelve Months Ended Mar. 31,
	2007	2006	2007	2006
	(In thousands)
Self-moving equipment rentals	$295,476	$302,195	$1,476,579	$1,503,569
Self-storage revenues	31,812	29,966	126,424	119,742
Self-moving and self-storage product and service sales	49,004	47,350	224,722	223,721
Property management fees	7,407	8,637	21,154	21,195
Life insurance premiums	28,906	28,783	120,399	118,833
Property & casualty insurance premiums	5,928	5,829	24,335	26,001
Net investment & interest income	18,336	14,221	61,093	53,094
Other revenue	8,328	9,001	30,891	40,471
Consolidated revenue	$445,197	$445,982	$2,085,597	$2,106,626

Listed below are revenues and earnings from operations at each of our four operating segments for the fourth quarter and the full year of fiscal 2007 and fiscal 2006.

	Quarter Ended Mar. 31,		Twelve Months Ended Mar. 31,
	2007	2006	2007	2006
	(In thousands)
Moving and storage
Revenues	$390,908	$395,797	$1,875,860	1,900,468
Earnings (loss) from operations	(15,326)	16,547	217,937	292,774
Property and casualty insurance
Revenues	9,491	8,165	38,486	37,358
Earnings (loss) from operations	1,638	(583)	5,741	1,144
Life insurance
Revenues	36,117	36,673	148,820	148,080
Earnings from operations	2,834	4,576	14,521	13,933
SAC Holding II
Revenues	10,779	10,698	46,603	46,239
Earnings from operations	2,581	2,913	13,854	13,643
Eliminations
Revenues	(2,098)	(5,351)	(24,172)	(25,519)
Earnings from operations	(501)	(4,289)	(16,505)	(16,113)
Consolidated Results
Revenues	445,197	445,982	2,085,597	2,106,626
Earnings (loss) from operations	(8,774)	19,164	235,548	305,381

AMERCO AND CONSOLIDATED ENTITIES
CONSOLIDATED BALANCE SHEETS
	Mar. 31, 2007	Mar. 31, 2006
Assets	(In thousands)
Cash and cash equivalents	$75,272	$155,459
Reinsurance recoverables & trade receivables, net	184,617	230,179
Notes and mortgage receivables, net	1,669	2,532
Inventories, net	67,023	64,919
Prepaid expenses	52,080	53,262
Investments, fixed maturities	681,801	695,958
Investments, other	178,699	209,361
Deferred policy acquisition costs, net	44,514	47,821
Other assets	95,123	102,094
Related party assets	245,179	270,468
Total	1,625,977	1,832,053
Property, plant and equipment, at cost;
Land	202,917	175,785
Buildings and improvements	802,289	739,603
Furniture and equipment	301,751	281,371
Rental trailers and other rental equipment	200,208	201,273
Rental trucks	1,604,123	1,331,891
SAC Holding II - PP&E	80,349	79,217
Subtotal	3,191,637	2,809,140
Less: Accumulated depreciation	(1,294,566)	(1,273,975)
Total property, plant and equipment	1,897,071	1,535,165
Total assets	$3,523,048	$3,367,218
Liabilities & stockholders’ equity
Liabilities:
Accounts payable & accrued expenses	$251,197	$235,878
AMERCO notes and loans payable	1,181,165	965,634
SAC Holding II notes & loans payable	74,887	76,232
Policy benefits & losses, claims &loss expenses payable	768,751	800,413
Liabilities from investment contracts	386,640	449,149
Other policyholders’ funds & liabilities	10,563	7,705
Deferred income	16,478	21,346
Deferred income taxes	113,170	108,092
Related party liabilities	2,099	7,165
Total liabilities	2,804,950	2,671,614
Stockholders’ Equity:
Series A common stock	-	929
Common stock	10,497	9,568
Additional paid-in-capital	375,412	367,655
Accumulated other comprehensive loss	(41,779)	(28,902)
Retained earnings	849,300	773,784
Cost of common shares in treasury, net	(467,198)	(418,092)
Unearned employee stock ownership plan shares	(8,134)	(9,338)
Total stockholders’ equity	718,098	695,604
Total liabilities & stockholders’ equity	$3,523,048	$3,367,218

AMERCO AND CONSOLIDATED ENTITIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31,
	2007	2006
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$295,476	$302,195
Self-storage revenues	31,812	29,966
Self-moving and self-storage products and service sales	49,004	47,350
Property management fees	7,407	8,637
Life insurance premiums	28,906	28,783
Property and casualty insurance premiums	5,928	5,829
Net investment and interest income	18,336	14,221
Other revenue	8,328	9,001
Total revenues	445,197	445,982

Costs and expenses:
Operating expenses	266,819	253,129
Commission expenses	34,551	36,338
Cost of sales	28,914	27,798
Benefits and losses	27,816	27,935
Amortization of deferred policy acquisition costs	2,467	6,455
Lease expense	36,949	35,726
Depreciation, net	56,455	39,437
Total costs and expenses	453,971	426,818

Earnings (loss) from operations	(8,774)	19,164
Interest expense	(21,100)	(16,809)
Pretax earnings (loss)	(29,874)	2,355
Income tax (expense)/benefit	14,214	(555)
Net earnings (loss)	(15,660)	1,800
Less: Preferred stock dividends	(3,240)	(3,240)
Loss available to common shareholders	$(18,900)	$(1,440)
Basic and diluted loss per common share	$(0.89)	$(0.07)
Weighted average common shares outstanding:
Basic and diluted shares	20,682,087	20,887,258

AMERCO AND CONSOLIDATED ENTITIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended March 31,
	2007	2006
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$1,476,579	$1,503,569
Self-storage revenues	126,424	119,742
Self-moving and self-storage products and service sales	224,722	223,721
Property management fees	21,154	21,195
Life insurance premiums	120,399	118,833
Property and casualty insurance premiums	24,335	26,001
Net investment and interest income	61,093	53,094
Other revenue	30,891	40,471
Total revenues	2,085,597	2,106,626

Costs and expenses:
Operating expenses	1,080,897	1,080,990
Commission expenses	177,008	180,101
Cost of sales	117,648	113,135
Benefits and losses	118,725	117,160
Amortization of deferred policy acquisition costs	17,138	24,261
Lease expense	149,044	142,781
Depreciation, net	189,589	142,817
Total costs and expenses	1,850,049	1,801,245

Earnings from operations	235,548	305,381
Interest expense	(82,756)	(69,481)
Fees on early extinguishment of debt	(6,969)	(35,627)
Pretax earnings	145,823	200,273
Income tax expense	(55,270)	(79,119)
Net earnings	90,553	121,154
Less: Preferred stock dividends	(12,963)	(12,963)
Earnings available to common shareholders	$77,590	$108,191
Basic and diluted earnings per common share	$3.72	$5.19
Weighted average common shares outstanding:
Basic and diluted shares	20,838,570	20,857,108

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

Year Ended
March 31, 2007
(In thousands, except share and per share amounts)
AMERCO and Consolidated Entities
Earnings per common share basic and diluted	$3.72
Non-recurring refinancing charges, net of taxes	0.20
Earnings per common share basic and diluted before non-recurring refinancing charges	$3.92

Nonrecurring fees on early extinguishment of debt	$(6,969)
Income tax benefit	2,718
Nonrecurring fees on early extinguishment of debt, net of taxes	$(4,251)
Non recurring fees on early extinguishment of debt, net of taxes, per common share basic and diluted	$(0.20)
Weighted average shares outstanding: basic and diluted	20,838,570

Year Ended
March 31, 2006
(In thousands, except share and per share amounts)
AMERCO and Consolidated Entities
Earnings per common share basic and diluted	$5.19
Non-recurring refinancing charges, net of taxes	1.08
Earnings per common share basic and diluted before non-recurring refinancing charges	$6.27
Nonrecurring fees on early extinguishment of debt	(35,627)
Income tax benefit	$13,101
Nonrecurring fees on early extinguishment of debt, net of taxes	(22,526)
Non recurring fees on early extinguishment of debt, net of taxes, per common share basic and diluted	$(1.08)
Weighted average shares outstanding: basic and diluted	$20,857,108